                                                                    Exhibit 99.1

                            SUNTRUST CONFERENCE CALL
                                OCTOBER 11, 2004
                                   8:30 AM EST

Operator: Thank you all participants for standing by. Your lines will be placed on a listen-only mode until the end of today's conference. The call is being recorded on behalf of SunTrust.

I will now turn the call over to your speaker today, Mr. Gary Peacock. Sir, you may begin.

Gary Peacock: Thank you. Good morning and welcome to SunTrust's call to discuss our revisions to first and second quarter 2004 earnings. We appreciate your joining us.

With me today are Phil Humann and Mark Chancy, our Chief Financial Officer.

First, a few advisories: I'll remind you that any forward-looking statements made during this presentation are subject to risk and uncertainty. Further, we have no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

If you're interested in factors that could cause our results to differ materially from any forward-looking statements, they're detailed on our website and summarized in our press release this morning.

With that, let me turn it over to Phil Humann.

Phil Humann: Thanks, Gary. And thanks to everybody for calling in this morning.
We realize it's a bank holiday, when I suspect you weren't looking for much in the way of news.

Right up front, I need to tell you that we're not going to be able to take Q&A on this call. And following the call, neither Gary, Mark nor I will be able to respond to specific questions about today's release.

Now, the reasons for that are actually quite simple. Specifically, we think the release speaks for itself and constitutes all we know on the subject of restatement at this point.

Now I will tell you, I don't like this. But I hope you understand that we are limited in what we're able to say about the expected restatement, about the audit committee review or about its impact.

Now, having said that, we thought it was very important to have this call.
First, in today's environment, when an announcement like the one we made can be easily misinterpreted, we didn't want to just issue a press release without trying to offer some additional perspective on it.

As you know, we try to be as open and straightforward as we can about developments at SunTrust. That's real easy when things are going well. But those who know us know we also try to talk straight when things are not going well.
Now in that vein we will tell you all of what we know with respect to the restatement at this point, even though it's not all that much beyond what was in the press release.

I've asked Mark, our Chief Financial Officer, to give you our best sense at this stage of what led to the expected restatement.

Now, looking beyond the restatement issue, we are cooperating enthusiastically and fully with the audit committee in their review and are anxious to bring this matter to a swift and proper conclusion.

We do know already that errors were made. What I can tell you is that we're determined to understand fully what those errors were and take whatever steps --
I underscore -- whatever steps are necessary to make sure they don't happen again.

Now, with respect to Sandra Jansky and Jorge Arrieta, the two executives placed on administrative leave, it's important to note that no final determination of any improper conduct has been made. Sandra and Jorge's duties will be handled temporarily within our existing management structure.

Now as we say in the press release, SunTrust has a long history of integrity in financial management. And I want every one of you to know that we take that heritage very seriously.

We all know of companies, some in our industry, that, when confronted with a situation like this, get very defensive and in effect circle the wagons. We're not going to do that. We're going to manage through this episode in a responsible manner and are determined to emerge from it with our reputation intact.

I should also point out that while this clearly is not a positive development for SunTrust, neither is it the end of the world. It has essentially no customer impact, nor do I believe it will have any lingering implications for our strategic priorities or business plans. Now let me turn it over to Mark.

Mark Chancy: Thank you, Phil. And good morning. As you can see from the press release, the restatement relates to the company's allowance for loan losses during the first and second quarters of 2004.

To put this issue into context, during 2003, SunTrust enhanced its methodology for calculating its allowance. These enhancements include a more quantitative approach to determine the allowance for each of its loan pools. The methodology also provides management with a better tool to document the decisions surrounding the adequacy of the allowance. Now, these enhancements were implemented by SunTrust earlier this year in January of 2004. Now, with that as background, let me now walk you through the specifics of the process that led to the need for these restatements.

During preparation of the third quarter financials, the company determined that an error had been made in an input to the calculation of the allowance associated with its indirect loan portfolio. This error occurred in both the first and the second quarters.

Without going into too much detail, the input error related to our use of the gross charge-off data as opposed to using net charge-offs to augment a baseline loss assumption for purposes of calculating the reserve for that loan pool. The result of this was the determination that incremental reserves were required to support this loan pool. Had we used the correct information, i.e., the net charge-offs, no upward adjustment would have been required at that time.

To be specific, had the company used net charge-off data in calculating its reserve of this pool, the provision for loan losses for the first quarter would have been $24.8 million lower, or $17.4 million after tax. That lower provision level translates into $0.07 per share for the quarter.

In the second quarter, provision would have been $6.8 million less, or $4.8 million after tax, which is a penny per share for the quarter.

So in combination, SunTrust earnings per share on a restated basis increased from $2.55 per share to $2.63 for the six-month period ended June 30th, 2004.

Now let me comment on the third quarter. The company's audit committee has begun an independent review of these errors, the communications that were made by
SunTrust personnel to PWC about the errors and all related matters. As a result, the company has decided as a matter of prudence that it will delay its third quarter earnings release until after the completion of this process.

As Phil mentioned, as soon as the review is complete and we are able to, we will communicate with you again.

I hope that you now understand the context of this restatement. The company will be working hard in the coming weeks to facilitate the audit committee's efforts so that we can conclude the third quarter results and speak with you again.

Now let me turn it back to Phil.

Phil Humann: Thanks, Mark. Let me just simply wrap up by thanking you again for calling in and also reminding you that we believe that SunTrust remains strong.
We're in great financial competitive shape and our people are doing a great job.

And an earnings restatement and even an audit committee review, we don't think changes any of that one iota.

Thanks again for calling in.